Exhibit 99.1

Contacts:

Joseph L. McCarthy

VP Corporate Communications

(408) 943-2902

DOJ Closes Investigation of SRAM Industry

SAN JOSE, Calif., December 12, 2008—Cypress Semiconductor Corp. (NYSE: CY) announced today that the San Francisco Office of the Antitrust Division of the U.S. Department of Justice (DOJ) has notified the Company that it has closed its grand jury investigation into possible antitrust violations in the static random access memory (SRAM) industry. No specific allegations were made against Cypress during the investigation, which began in October 2006.

“The DOJ’s decision to close its investigation confirms what we have maintained all along—we did nothing wrong,” said Cypress’s President and CEO T.J. Rodgers. “Unfortunately our current system requires innocent companies to spend millions of dollars on government investigations that are launched based on nothing more than the word of corporations seeking leniency for their own bad acts in unrelated criminal investigations.

“Now that the government has closed its investigation, we are focused solely on disposing of the class action lawsuits that followed directly on the heels of the announcement of the government investigation. Beyond proving to our customers that we have done nothing wrong, we are confident that they will see these lawsuits for what they are: baseless claims hastily patched together in an effort to ride the coattails of the government investigation and enrich plaintiffs’ attorneys.

“Now that Cypress is no longer being investigated, we intend to aggressively attack these lawsuits, exposing them for what they are,” Rodgers concluded.

About Cypress

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the PSoC® programmable system-on-chip, USB controllers, general-purpose programmable clocks and memories. Cypress also offers wired and wireless connectivity technologies ranging from its CyFi™ Low-Power RF solution, to West Bridge® and EZ-USB® FX2LP controllers that enhance connectivity and performance in multimedia handsets. Cypress serves numerous markets including consumer, computation, data communications, automotive, and industrial. Cypress trades on the NYSE under the ticker symbol CY. Visit Cypress online at www.cypress.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include statements regarding Cypress’s expectations regarding the current SRAM class action lawsuits and related investigations. These forward-looking statements are not guarantees and are subject to risks, uncertainties and assumptions that could change or not occur at all. Factors that could cause actual results to differ materially include risks and uncertainties, including but not limited to risks associated with the Company’s ability to resolve such matters, and those risks set forth in our periodic filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to Cypress’s expectations as of the date hereof. Cypress undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.